        Exhibit 99.1

Steve Hilton announces upcoming retirement from 35-year career as Chief Executive Officer of Meritage Homes;
Phillippe Lord appointed new CEO effective January 1, 2021
Scottsdale, Ariz., September 17, 2020 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced that Steven J. Hilton, co-founder, chairman and chief executive officer of the Company, will be retiring as CEO effective January 1, 2021, but will continue to provide guidance and oversight in his role as the executive chairman of Meritage’s board of directors. Phillippe Lord, currently chief operating officer of Meritage Homes, has been appointed to serve as CEO upon Hilton’s retirement.
Mr. Hilton has served as chairman and CEO since co-founding the Company in 1985. Meritage Homes is currently celebrating its 35th anniversary under Hilton’s leadership and has grown from a local startup in Scottsdale, Arizona to its current position as one of the largest and most respected national public homebuilders in the United States.
During Hilton’s tenure, Meritage expanded across nine states through a series of acquisitions and start-up operations in more than 20 metropolitan markets coast to coast. He established Meritage as the leader in energy-efficient homebuilding since 2010 and has driven Meritage to deliver more than 130,000 homes and achieve a market capitalization in excess of $3.5 billion.
“Steve is one of the very few entrepreneurs to launch a business and grow it into a successful multi-billion-dollar public company, earning the respect of his peers, employees and industry leaders for his passion and innovation,” said Peter Ax, lead independent director for Meritage Homes. “He successfully navigated Meritage through the most difficult housing market in American history and has worked closely with the Board of Directors to create this succession plan and chart a course to achieve even greater accomplishments in the coming years. As the executive chairman of Meritage’s board, he will continue to provide valuable experience and counsel to management and the board members.”
Phillippe Lord will succeed Hilton as CEO of Meritage Homes after Hilton’s retirement. Lord joined Meritage in 2008, utilizing his market expertise to create the Company’s strategic operations and market research department, responsible for providing analysis and recommendations on all land acquisitions, product and pricing. He was later promoted to West Region President and became chief operating officer in 2015.
“Phillippe’s vision, energy, innovative thought processes and exceptional leadership competencies make him the ideal choice to lead Meritage as CEO,” said Mr. Hilton. “He was instrumental in formulating and implementing our strategy to focus on the entry-level and first move-up markets, while driving operational excellence throughout our organization. I feel confident that Meritage will continue to be an innovative leader while providing extraordinary quality and value to our customers under his stewardship.”
Replacing Lord as the Company’s COO will be Meritage’s current East Region President, Clint Szubinski.  Szubinski has extensive homebuilding experience, holding senior management roles at Meritage Homes, Cal-Atlantic, K. Hovnanian and KB Home since 2003.
16728322

        Exhibit 99.1

About Meritage
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 130,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and a seven-year recipient of the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.

Contact:	Brent Anderson, VP Investor Relations
(972) 580-6360
investors@meritagehomes.com

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